                                                                      EXHIBIT 11


    STATEMENT OF DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
    ------------------------------------------------------------------------


                                   Average No. of Common         Average No. of Common
                                   Shares & Common Share         Shares & Common Share
                                  Equivalents Assumed to         Equivalents Assumed to
                                   be Outstanding During         be Outstanding During
                                  the Three Months Ended         the Nine Months Ended
                                 -------------------------     ----------------------------
                                 November 30,  December 2,      November 30,   December 2,
                                     1996         1995               1996          1995
                                 ------------  -----------      ------------   ------------
Weighted average number of
common shares outstanding (a)      13,672,132   13,499,523        13,640,858     13,480,512

Common share equivalents
resulting from the assumed
exercise of stock options (b)         354,615       99,613           314,274        139,009
                                   ----------   ----------        ----------     ----------

Total primary common shares
and common share equivalents       14,026,747   13,599,136        13,955,132     13,619,521
                                   ==========   ==========        ==========     ==========

(a) Beginning balance of common stock adjusted for changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.